Exhibit (2)(b)


                      State Street Master Investment Trust

                         Amendment No. 1 to the By-Laws

     The first sentence of Section 3.6 of Article III of the By-Laws of the Master Investment Trust is hereby amended to read as follows:

     "Unless otherwise determined by the Trustees, the President shall be the Chief Executive Officer of the Trust."

Effective as of:
September 30, 1992                       /s/ Constantine Hutchins, Jr.
                                         -----------------------------
                                         Constantine Hutchins, Jr.
                                         Secretary